Exhibit 99.1

Date:	April 30, 2008
Contact:	Tracy H. Krumme, Director, Investor Relations, Fuel Tech, Inc., (203) 425-9830
Vincent J. Arnone, Chief Financial Officer; Fuel Tech, Inc., (630) 845-4500
FUEL TECH APPOINTS JOHN P. GRAHAM
AS CHIEF FINANCIAL OFFICER
     BATAVIA, Ill., Apr. 30, 2008 – Fuel Tech, Inc. (Nasdaq: FTEK) today announced that it has named John P. Graham as Senior Vice President, Chief Financial Officer and Treasurer, effective June 1. Mr. Graham replaces Vincent J. Arnone, who has announced his resignation for personal reasons that are unrelated to the business of Fuel Tech. Mr. Arnone will remain Senior Vice President, Chief Financial Officer and Treasurer through the end of May and then will continue with the Company in a consulting role as Special Assistant to the Chief Executive Officer from June 1 through September 30.
     In making the announcement, John F. Norris Jr., President and Chief Executive Officer, stated, “It is with much regret that we accept Vince’s resignation. During his tenure at Fuel Tech, Vince’s role has been significantly more than that of just a CFO. He has been a key operational and strategic contributor to the growth of the Company and has helped build a platform for what we anticipate will be a period of even more robust growth. His efforts in establishing our Beijing office, as an example, have prepared us well for success in that very large market. The Board of Directors joins with me in wishing Vince the very best in his future endeavors.”
     Mr. Norris continued, “While we hate to lose Vince, John Graham’s addition to our company is a very big plus. John brings to Fuel Tech more than 20 years of progressive experience in senior financial and operational roles in both public and private company environments. His proven track record in global, entrepreneurial environments will help John mesh quickly with our management team during a period of rapidly expanding market opportunities. We are incredibly fortunate to be adding a person of John’s caliber to the Fuel Tech team and we look forward to achieving much success together.”
     Vince Arnone commented, “Fuel Tech has been my life for the past nine years and I am extremely proud of our accomplishments, especially the tremendous progress we have made during the last several years. My reasons for leaving are purely personal, and I am committed to ensuring that we have a smooth transition with John Graham. I am confident that I leave the

Company strongly positioned to meet its long-term growth objectives and with a very capable successor.”
     Graham, age 42, most recently served as Vice President and Chief Financial Officer for Hub International Limited, where he was responsible for all finance, accounting, treasury and information technology activities for this $500 million international insurance brokerage. Prior to that, John served in a number of capacities, including: Senior Vice President of Finance, Treasurer and Assistant Secretary for Career Education Corporation; Senior Consultant for The Johnsson Group; Vice President, Investor Relations and Financial Reporting for Newell Rubbermaid Inc.; and Manager of Financial Planning and Analysis for Kraft General Foods. Prior to that, John was an audit supervisor for Deloitte & Touche LLP. He holds a B.S. in Accounting from Indiana University and an M.B.A from DePaul University and is a Certified Public Accountant and a Certified Management Accountant. John is a native of the Chicago area, having been raised in Arlington Heights, Illinois.
     John Graham commented, “I am delighted to be joining the Fuel Tech team and am looking forward to being part of such a high growth potential company. The nature of the business model – helping to clean the environment while optimizing long-term shareholder value – was a primary factor in my decision to join. My research on the company and my personal experiences thus far with Mr. Ralph Bailey, Executive Chairman, and John Norris and other Board members has proven to me that this is a company with a great chemistry, sound fundamentals and incredible growth prospects.”
Conference Call
Fuel Tech will host a conference call today at 5:30PM ET to discuss this announcement. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed on the Home page under “Quick Links.” The call can also be accessed by dialing 800-561-2731 (domestic) or 617-614-3528 (international) and using the passcode “Fuel Tech.” A replay of the call will be available on the website and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the passcode “10396206.” The replay will be available until May 21, 2008.
About Fuel Tech
     Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
     The Company’s nitrogen oxide (NOx) reduction technologies include the NOxOUT®, NOxOUT CASCADE®, NOxOUT ULTRA®, Rich Reagent Injection (RRI) and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in post-combustion NOx control systems, with installations on over 450 units worldwide, where coal, municipal waste, biomass, and other fuels are utilized.
     The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and acid plume, as well as the formation of sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. This technology, in the form of a customizable FUEL CHEM program, is being applied to over 95 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste. A breakdown of the nature of these customer units is posted on the Company’s website.
     Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.